Exhibit 10.7

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into by and between those eight (8) certain entities listed on Schedule “D” attached hereto and made a part hereof by reference (collectively the “Seller”), and Strategic Storage Opportunities, LLC, a Delaware limited liability company (“Purchaser”).

In consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.

PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the following described property (herein collectively called the “Property”):

(a) Land. Those certain tracts of land located at the addresses identified in Exhibit “A” attached hereto, being more particularly described in corresponding Exhibit “A-1” through Exhibit “A-32” attached hereto and made a part hereof (being defined on Exhibit “A” as “Parcel One” through “Parcel Thirty Two”, respectively, collectively herein called the “Land”, and sometimes individually referred to as a “Parcel”).

(b) Easements. All easements, if any, benefiting the Land or the Improvements (as defined in Section 1.1(d) of this Agreement).

(c) Rights and Appurtenances. All rights and appurtenances pertaining to the Land, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way.

(d) Improvements. All improvements and related amenities in and on Parcel One through Parcel Thirty Two, comprised of the approximate amount of net rentable square feet of storage space and number of units identified in Exhibit “A” attached hereto, each being commonly known as “Mini U Storage” (herein referred to as the “Parcel One Improvements” through the “Parcel Thirty Two Improvements”, respectively, and herein collectively called the “Improvements”).

(e) Leases. Seller’s interest under (i) all written leases, occupancy agreements and rental agreements (collectively, the “Leases”) for rental units in the Property, including all tenant leasing files, together with all tenant security deposits held by Seller on the Closing Date (as defined in Section 6.1), and (ii) all cellular tower leases and billboard leases relating to the Property, if any, as more particularly described on Schedule “B” attached hereto and incorporated herein (the “Additional Leases”).

(f) Tangible Personal Property. All appliances, fixtures, equipment, machinery, furniture, carpet, drapes and other items of personal property owned by Seller and located on or about the Land and the Improvements (the “Tangible Personal Property”), including, without limitation, those items of personal property set forth on Exhibit “D” attached hereto, and further including all on-site moving trucks, if any, listed on Exhibit “D” hereto (herein collectively, the “Motor Vehicles”).

(g) Contracts. Seller’s interest (to the extent the same is assignable) under the Contracts [as defined in Section 4.4(a)(vi)], other than the Rejected Contracts (as defined in Section 4.4.4).

(h) Intangible Property. All intangible property (the “Intangible Property”) owned solely and exclusively by Seller and pertaining to the Land, the Improvements, or the Tangible Personal Property, including, without limitation, (i) all “yellow page” advertisements, (ii) all transferable utility contracts, (iii) the telephone and telecopy numbers set forth in Schedule “E” attached hereto, (iv) all plans and specifications, (v) all licenses, permits, engineering plans and landscape plans, (vi) all assignable warranties and guarantees relating to the Property or any part thereof, (vii) all internet websites and other internet related property rights owned by Seller and/or any affiliate thereof and relating to the Property and the website information, paid search campaign and local listing information listed on Exhibit “G” attached hereto, and (viii) all of Seller’s right, title and interest in and to any trade name listed on Exhibit “G” attached hereto.

2.

PURCHASE PRICE AND TRANSITION/CONSULTING FEES

2.1 Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be the sum of One Hundred Forty Four Million One Hundred Twenty Thousand and no/100 Dollars ($144,120,000.00), subject to prorations and adjustments as set forth in this Agreement, and shall be paid by Purchaser to Seller at the Closing (as defined in Section 6.1) by wire transfer of immediately available funds to the Title Company (defined in Section 3.1 below) on the Closing Date in accordance with wire transfer instructions to be provided by the Title Company. The Purchase Price shall be allocated among the self storage facilities comprising the Property, as set forth on Schedule “C” attached hereto and incorporated herein.

2.2 Transition/Consulting Fees. On either (i) the Third Closing Date (as defined in Section 6.1 of this Agreement) or (ii) such earlier date as less than all of the Properties have closed but, as to all of the Properties that have not closed, Seller has provided Purchaser with written notice that Seller will be unable to obtain the Required Approvals (the “Earlier Payment Date”), Purchaser shall pay to DSI Properties, Inc., a California corporation (“DSI Properties”) the general partner of each of the parties comprising Seller, a transition/consulting fee in an amount equal to 1/32 multiplied by the number of Parcels that actually close under this Agreement on or before the Third Closing Date multiplied by One Million Five Hundred Thousand and no/100 Dollars (the dollar amount resulting from the foregoing formula being referred to herein as the “Transition Fee”). The Transition Fee will be payable in consideration of services to be rendered by DSI Properties following the Closing with respect to the change in ownership of the Property.

3.

EARNEST MONEY

3.1 Earnest Money. Purchaser has delivered to First American Title Insurance Company (“Title Company”) at 777 South Figueroa Street, 4th Floor, Los Angeles, California 90017, Attn: Brian Serikaku, Senior National Commercial Escrow Officer, an earnest money deposit (the “Initial Deposit”) in the amount of Five Hundred Thousand and no/100 Dollars ($500,000.00) In the event that Purchaser delivers the “Closing Notice” (as defined below) to Seller and elects to proceed to Closing, then within three (3) business days following the expiration of the “Approval Period” (as defined below), Purchaser shall make an additional earnest money deposit (the “Additional Deposit”) with the Title Company in the amount of Four Million Five Hundred Thousand and no/100 Dollars ($4,500,000.00), and Purchaser shall reference escrow number: NCS-655440 when making such deposit. The Initial Deposit, together with the

Additional Deposit, if and when made, and together with all interest accrued thereon, are herein collectively called the “Earnest Money”. The Earnest Money shall be invested by the Title Company in an FDIC-insured, interest-bearing account as Purchaser shall direct. If the sale of the Property is consummated under this Agreement, the Earnest Money, shall be applied as a credit against the Purchase Price at the last Closing Date (as defined in Section 6.1) or refunded to Purchaser in such amount as the Earnest Money may exceed such Purchase Price. If Purchaser terminates this Agreement in accordance with any right to terminate granted to Purchaser by the terms of this Agreement, the Earnest Money shall be returned to Purchaser, and neither party hereto shall have any further obligations under this Agreement except for such obligations which by their terms expressly survive the termination of this Agreement (the “Surviving Obligations”).

4.

CONDITIONS TO CLOSING

4.1 Seller’s Obligations. Seller will deliver to Purchaser (at Seller’s expense), within ten (10) days of the date of this Agreement, true, correct, complete and legible copies of all of the due diligence items listed on Schedule “A” attached hereto and incorporated herein with respect to the Property (collectively, the “Due Diligence Items”) that were in Seller’s possession or under its control. Purchaser may request additional information, documentation or materials concerning the Property from Seller at any time prior to the final Closing, and Seller agrees to use commercially reasonable efforts to provide such additional information, documentation or materials to Purchaser, at no cost or expense to Seller, provided it is within Seller’s possession or under its control, and further provided that the delivery or non-delivery of any such item shall in no manner extend the Approval Period, or be deemed a default by Seller under this Agreement.

4.1.1 Expiration of Approval Period.

(A) During the period commencing on the date hereof and expiring at 5:00 p.m. Central Time on August 4, 2014 (the “Approval Period”), the following matters shall be conditions precedent to Purchaser’s obligations under this Agreement:

(a) Purchaser’s being satisfied in Purchaser’s sole discretion that the Property is suitable for Purchaser’s intended use; and

(b) Purchaser’s being satisfied, in Purchaser’s sole discretion, with all of the Due Diligence Items.

Purchaser may (but shall not be obligated to) terminate this Agreement as to all of the self storage facilities comprising the Property by delivering written notice of such termination to Seller at any time prior to the expiration of the Approval Period, if, in Purchaser’s sole and absolute discretion, Purchaser decides not to consummate the purchase of all of the self storage facilities comprising the Property. In such event, this Agreement will terminate as of the date of such notice, the Earnest Money shall be returned to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further obligation hereunder except for the Surviving Obligations. If any of the self storage facilities comprising the Property are identified by Purchaser to Seller in writing prior to the expiration of the Approval Period as not being acceptable to Purchaser (the “Purchaser Excluded Properties”), but Purchaser desires to close as to the remainder of the Properties, then subject to Seller’s written consent prior to the expiration of the Approval Period, which may be withheld in its sole and absolute discretion, Purchaser will be permitted to acquire the remainder of the Properties and the parties shall proceed to Closing as to the those Properties, subject to the terms of this Agreement, and this Agreement shall terminate as to the

Purchaser Excluded Properties, with the Purchase Price being reduced by the amount allocated to the Purchaser Excluded Properties on Schedule “C”. Seller shall notify Purchaser in writing should Seller determine that, notwithstanding its good faith efforts, Seller is unable to obtain requisite limited partner consent for sale of any of the self storage facilities comprising the Property, whereupon such self storage facilities shall be excluded from the Closing (“Seller Excluded Properties”), in which event the Purchase Price shall be reduced by the amount allocated to the Seller Excluded Properties on Schedule “C”.

(B) Notwithstanding anything to the contrary contained in this Agreement, in the event that the Phase I Environmental Assessment obtained by Purchaser for any of the Properties indicates the possible existence of an environmental condition that would materially and adversely affect such Property, including without limitation (i) offsite migration potentially generating contaminants in soils and water table affecting such Property, (ii) matters arising as a result of the previous use of such Property, and (iii) the use of such Property as a self storage facility being classified as a generator of contamination (herein, an “Environmental Problem Property”), then Purchaser shall have the right, during the Approval Period, to terminate this Agreement as concerns any such Environmental Problem Property, upon written notice to Seller (“Purchaser’s Environmental Notice”), but proceed to Closing with respect to the remainder of the Properties, whereupon the Purchase Price shall be adjusted in accordance with Schedule “C” hereto, and the parties shall have no further obligations hereunder as concerns any such Environmental Problem Property. Notwithstanding the foregoing, if Purchaser elects to terminate as to an Environmental Problem Property, Seller shall have the right, in its sole and absolute discretion, to terminate this Agreement with respect to all of the other Properties (which, together with the Environmental Problem Property, shall be collectively referred to as the “Environmental Portfolio Properties”) owned by the entity comprising Seller which also owns the Environmental Problem Property (Property ownership groups being identified on Exhibit “A” attached hereto under “Owner Code”), upon written notice delivered by Seller to Purchaser within two (2) business days of Seller’s receipt of Purchaser’s Environmental Notice (herein referred to as “Seller’s Environmental Notice”), whereupon the Purchase Price shall be adjusted in accordance with Schedule “C” hereto, and the parties shall have no further obligations hereunder as concerns any such Environmental Portfolio Properties, except that for a period of one year following Seller’s Environmental Notice, if Seller elects to sell one or more of the Environmental Portfolio Properties, Seller must first offer, by written notice to Purchaser (the “Environmental Offer Notice”), to sell such property or properties to Purchaser, which sale shall be (i) upon the same terms and conditions set forth in this Agreement for a period of six (6) months following Seller’s Environmental Notice, and (ii) upon such terms and conditions as Seller hereafter elects to market such properties for the second six (6) month period following Seller’s Environmental Notice (herein referred to as the “Environmental Right of First Offer”). Purchaser shall have a period of thirty (30) days after receipt of the Environmental Offer Notice within which to accept Seller’s offer to sell such property or properties by delivering written notice of such acceptance to Seller. If Purchaser does not elect to accept Seller’s offer to purchase such property or properties offered to Purchaser by Seller then the Environmental Right of First Offer shall expire as to the property or properties offered; provided that the property or properties offered are sold at the price or a higher price stated in the Environmental Offer Notice. Upon the purchase of any Environmental Portfolio Properties, the Purchaser shall pay Seller the applicable incremental percentage of the Transition Fee. The terms of this Section 4.1.1(B) shall survive Closing.

(C) If, in Purchaser’s sole and absolute discretion, Purchaser determines that it desires to consummate the purchase of all the self storage facilities comprising the Property or, with Seller’s consent, on all of the Property exclusive of the Purchaser Excluded Properties, then Purchaser shall give written notice thereof (the “Closing Notice”) to Seller, prior to the expiration of the Approval Period, which Closing Notice shall designate the self storage facilities comprising the Property for Closing. This Agreement automatically shall terminate as to all Purchaser Excluded Properties consented to by Seller, any Environmental Problem Property, any Environmental Portfolio Properties and any Seller Excluded Properties identified prior to Closing. The parties shall execute an amendment or amendments to this Agreement, in form attached hereto as Exhibit “H” (the “Removal Amendment”), reflecting any (i) Purchaser Excluded Properties consented to by Seller, (ii) Seller Excluded Properties, (iii) Environmental Problem Property and/or Environmental Portfolio Properties with respect to which this Agreement has been terminated, (iv) “Title Objection Property” and/or “Title Portfolio Properties” (as defined in Section 4.1.2 below) with respect to which this Agreement has been terminated, and (v) Dahn Interest Parcels (as defined in Section 4.4(a)(i) below) with respect to which this Agreement has been terminated.

(D) If Purchaser does not give Seller the Closing Notice prior to the expiration of the Approval Period and has not previously terminated this Agreement by written notice to Seller, then this Agreement automatically shall terminate upon the expiration of the Approval Period, and, in such event, the Title Company shall return all of the Earnest Money to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further obligation hereunder except for the Surviving Obligations.

4.1.2 Title Commitments. Seller shall convey good and marketable title to the Property to Purchaser at Closing, subject only to the “Permitted Encumbrances” (defined below). Purchaser has ordered a title commitment for each of the self storage facilities comprising the Property (collectively, the “Title Commitments”) for an ALTA Owner’s Policy of Title Insurance for each such self storage facility (collectively, the “Title Policies”), issued by the Title Company, insuring good and marketable fee simple title to the Property, together with copies of all exceptions listed therein. Purchaser shall have fifteen (15) business days following its receipt of the Title Commitments, legible copies of all exceptions listed therein and the “Surveys” (as defined in Section 4.1.3), but in no event later than the last day of the Approval Period, to deliver to Seller a written notice of Purchaser’s objections to title for each parcel described in Section 1.1(a) (the “Parcel”) comprising a portion of the Property (individually, a “Title Objection Letter”). Seller shall have the right, but not the obligation, to cure Purchaser’s objections to title; subject, however, to Seller’s obligation to remove all “Monetary Liens” (as defined below in this Section 4.1.2) by Closing. Seller shall notify Purchaser in writing within five (5) business days following Seller’s receipt of a Title Objection Letter concerning which title objections, if any, Seller has agreed to cure. In the event that Seller does not undertake to cure all of the objections in each such Title Objection Letter to Purchaser’s sole satisfaction (or does not timely respond to any such Title Objection Letter), then each self storage facility comprising the Property with respect to which Seller has not agreed to cure all of Purchaser’s title objections shall be herein referred to as a “Title Objection Property”. Purchaser shall have the right for ten (10) business days after receipt of Seller’s response to each Title Objection Letter relating to a Title Objection Property (or five (5) business days following the expiration of the period within which Seller was to so respond) to either (i) waive any such title objection in writing (in which event such waived title objection shall be deemed to be a Permitted Encumbrance (as defined below in this Section 4.1.2), or (ii) terminate this Agreement upon written notice to Seller (“Purchaser’s Title Notice”) with respect to such Title Objection Property (or Title Objection Properties, as the case may be), whereupon (a) the parties shall proceed to Closing with respect to the remainder of the Property, with the Purchase Price being reduced by the portion of the Purchase Price allocable to such Title Objection Property (or Title Objection Properties, as the case may be) with respect to which this Agreement is being terminated, as set forth on Schedule “C” attached hereto, and (b) neither party shall have any further right or obligation hereunder with respect to such Title Objection Property (or Title Objection Properties, as the case may be) with respect to which this Agreement is being terminated, other than the Surviving Obligations relating thereto. All exceptions set forth in Schedule B of the Title Commitments which are not objected to by Purchaser (including matters initially objected to by Purchaser which objections are subsequently waived in writing) are herein collectively called the “Permitted Encumbrances”. In the event that any update to any of the Title Commitments indicates the existence of any liens, encumbrances or other defects or exceptions (the “Unacceptable Encumbrances”) which are not shown in the initial Title Commitments and that are unacceptable to Purchaser, Purchaser shall within ten (10) business days after receipt of any such update to such Title Commitment notify Seller in writing of its objection to any such Unacceptable Encumbrance (the “Unacceptable Encumbrance Notice”). Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify any of the Unacceptable Encumbrances; provided, however, that Seller shall, prior to Closing, eliminate by paying, bonding around or otherwise discharging in a manner satisfactory to Purchaser (i) any Unacceptable Encumbrances that arise by, through or under Seller, and (ii) any mortgages, deeds of trust, deeds to secure debt, mechanics’ liens or monetary judgments that appear on any of the Title Commitments (collectively, “Monetary Liens”). In the event Seller is unable, unwilling or for any reason fails to eliminate or modify all of the Unacceptable Encumbrances to the sole satisfaction of Purchaser (other than the Unacceptable Encumbrances and Monetary Liens required to be removed by Seller in accordance with the preceding sentence), Purchaser may terminate this Agreement as to the Title Objection Property in question by delivering notice thereof in writing to Seller by the earliest to occur of (i) the applicable Closing Date, (ii) ten (10) business days after Seller’s written notice to Purchaser of Seller’s intent to not cure one or more of such Unacceptable Encumbrances, or (iii) ten (10) business days after the Unacceptable Encumbrance Notice, in the event Seller does not timely respond thereto. Upon a termination of this Agreement with respect to a Title Objection Property (or Title Objection Properties, as the case may be) pursuant to the immediately preceding sentence, (y) the parties shall proceed to Closing with respect to the remainder of the Property, with the Purchase Price being reduced by the portion of the Purchase Price allocable to the applicable Title Objection Property (or Title Objection Properties, as the case may be) with respect to which this Agreement is being terminated, as set forth on Schedule “C” attached hereto, and (z) neither party shall have any further right or obligation hereunder with respect to the applicable Title Objection Property (or Title Objection Properties, as the case may be) with respect to which this Agreement is being terminated, other than the Surviving Obligations relating thereto. Notwithstanding the foregoing, if Purchaser elects to terminate this Agreement as to a Title Objection Property, Seller shall have the right, in its sole and absolute discretion, to terminate this Agreement with respect to all of the other Properties (which, together with the Title Objection Property, shall be collectively referred to as the “Title Portfolio Properties”) owned by the entity comprising Seller which also owns the Title Objection Property, upon written notice delivered by Seller to Purchaser within two (2) business days of Seller’s receipt of Purchaser’s Title Notice (herein referred to as “Seller’s Title Notice”), whereupon the Purchase Price shall be adjusted in accordance with Schedule “C” hereto, and the parties shall have no further obligations hereunder as concerns any such Title Portfolio Properties, except that for a period of one year following Seller’s Notice, if Seller elects to sell one or more of the Title Portfolio Properties, Seller must first offer, by written notice to Purchaser (the “Title Offer Notice”), to sell such property or properties to Purchaser, which sale shall be (i) upon the same terms and conditions set forth in this Agreement for a period of six (6) months following Seller’s Title Notice, and (ii) upon such terms and conditions as Seller hereafter elects to market such properties for the second six (6) month period following Seller’s Title Notice (herein referred to as the “Title Right of First Offer”). Purchaser shall have a period of thirty (30) days after receipt of the Title Offer Notice within which to accept Seller’s offer to sell such property or properties by delivering written notice of such acceptance to Seller. If Purchaser does not elect to accept Seller’s offer to purchase such property or properties offered to Purchaser by Seller then the Title Right of First Offer shall expire as to the property or properties offered; provided that the property or properties offered are sold at the price or a higher price stated in the Title Offer Notice. Upon the purchase of any Title Portfolio Properties, the Purchaser shall pay Seller the applicable incremental percentage of the Transition Fee. The terms of this Section 4.1.2 shall survive Closing.

4.1.3 Surveys. During the Approval Period Purchaser, at its sole cost and expense, shall order a current, as-built survey prepared by a registered surveyor acceptable to Purchaser for each Parcel comprising the Property (collectively, the “Surveys”), which may be an update of the existing surveys delivered by Seller to Purchaser pursuant to Section 4.1.

4.1.4 Contracts. Purchaser shall notify Seller prior to the expiration of the Approval Period which of the Contracts (as defined in Section 4.4(a)(vi) below) Purchaser will require Seller to cancel at Closing (the “Rejected Contracts”), and Seller hereby agrees to cancel same not later than the date of each applicable Closing, at Seller’s sole cost and expense. Any Contracts which are not assignable shall be the sole responsibility of Seller, shall be cancelled by Seller on or before the applicable Closing, and Seller shall and hereby agrees to indemnify, defend and hold Purchaser harmless from any and all liability relating thereto, which indemnification obligation expressly shall survive Closing. Any Contracts assigned to Purchaser shall be the sole responsibility of Purchaser following the applicable Closing, and Purchaser shall and hereby agrees to indemnify, defend and hold Seller harmless from any and all liability relating thereto accruing from and after Closing, which indemnification obligation expressly shall survive the Closings.

4.2 Inspection. During the Approval Period, at any time and from time to time during normal business hours (and thereafter through the Closing Date), upon forty eight (48) hours prior notice to Seller, which may be verbal, Purchaser may inspect, test, and survey: (a) the Property and any and all portions thereof, including physical and mechanical inspections, (b) all financial and other records pertaining to the operation of the Property, including, but not limited to, all books, records, documents, accounting and management reports of Seller, and (c) originals of all Leases and Contracts. Notwithstanding the foregoing, Purchaser must obtain Seller’s prior written approval of the scope and method of any environmental testing or investigation (other than a Phase I environmental site assessment, which shall require no consent or approval of any kind), prior to Purchaser’s commencement of such inspections or testing. Seller shall cooperate in good faith with Purchaser, Purchaser’s agents and independent contractors in connection with all such inspections, tests and surveys, including obtaining all necessary tenant consents and/or providing adequate notice to tenants regarding Purchaser’s entry into leased areas on the Property, and making available during normal business hours all relevant personnel to answer any questions which Purchaser may have regarding the Property. Purchaser, at Purchaser’s sole expense, shall repair any and all damage resulting from any of the tests, studies, inspections and investigations performed by or on behalf of Purchaser pursuant to this Section 4.2, and Purchaser shall indemnify, defend and hold Seller harmless from and against all claims for bodily injury or property damage which may be asserted against Seller arising out of the tests, studies, inspections and investigations performed by Purchaser hereunder, which obligation of indemnification shall survive the Closing or termination of this Agreement. Prior to any entry onto the Property by Purchaser or any of its agents, Purchaser shall furnish Seller with evidence that Purchaser maintains a policy of general liability insurance providing premises/operations coverage included under the per occurrence/general aggregate coverage, having a combined single limit liability of not less than $1,000,000, naming Seller as an additional insured.

4.3 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that (a) Purchaser has the full right, power and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement and to perform all duties and obligations imposed on Purchaser under this Agreement, (b) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Purchaser is a party or by which Purchaser or any of its assets is bound, (c) Purchaser has received copies of all documents deemed necessary or desirable with respect to the Dahn Interest Parcels defined in Section 4.4(a)(i) below. Purchaser’s representations and warranties set forth in this Section 4.3 shall survive the Closing or termination of this Agreement.

4.4 Seller’s Representations and Warranties.

(a) Seller represents and warrants to Purchaser that:

(i) subject to the receipt of the approval of its limited partners, and the transfers by Dahn Corporation and its affiliates (collectively, “Dahn”) to the applicable party comprising Seller of minority tenant in common interests in Parcels Twenty-Nine through Thirty-Two ( the “Dahn Interest Parcels”) Seller has the full right, power, and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Seller under this Agreement,

(ii) subject to the receipt of the approval of its limited partners, neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which Seller or, to Seller’s actual knowledge, any of Seller’s assets is bound,

(iii) there is no existing or pending (or to Seller’s actual knowledge threatened) litigation affecting Seller or the Property,

(iv) Seller has no actual knowledge of, and has not received any written notice of, any violation of any governmental requirements (including Environmental Requirements as defined below in Section 4.4(b)(xvii)) concerning the Property, which have not been remedied,

(v) Seller has no actual knowledge of, and has not received, with respect to the Property, written notice from any governmental authority regarding, any change to the zoning classification, any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property or that otherwise affects the Land or the Improvements,

(vi) the list of contracts attached hereto as Exhibit “E” (the “Contracts”), is a true, correct and complete list of all service contracts, equipment leases and/or maintenance agreements affecting the Property, and to Seller’s actual knowledge there are no other such agreements affecting the Property,

(vii) Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended,

(viii) except for those tenants in possession of the Property under written leases for space in the Property, as shown on the rent rolls attached hereto as Exhibit “F” (collectively, the “Rent Rolls”), to Seller’s actual knowledge there are no parties in possession of, or claiming any possession to, any portion of the Property,

(ix) at Closing there will be no unpaid bills or claims known to Seller in connection with any repair of the Property by or on behalf of Seller that could result in the filing of a lien against the Property,

(x) to Seller’s actual knowledge the Rent Rolls (which are effective as of the date indicated thereon), and as the same shall be updated and recertified at Closing by Seller, are and shall be true, correct and complete in all material respects and no concessions, discounts or other periods of free or discounted rent have been given other than those reflected on such Rent Rolls,

(xi) the financial statements delivered by Seller to Purchaser pursuant to Section 4.1 hereof, and all other information delivered by Seller to Purchaser pursuant to Section 4.1 hereof, are true, correct and complete in all material respects,

(xii) Seller has no actual knowledge, and has received no notice, regarding any environmental contamination on, at or adjacent to the Property,

(xiii) Seller has no actual knowledge and has not received any written or verbal notice or request from any insurance company or board of fire underwriters (or any organization exercising functions similar thereto) requesting the performance of any work or alterations with respect to the Property, except those as to which Seller has completed remedial action which has been formally accepted as sufficient by such authority or insurer,

(xiv) to Seller’s actual knowledge there are no employment agreements of any kind to which Seller is a party, including union or collective bargaining agreements, which will be binding on Purchaser after the Closing,

(xv) Seller has no actual knowledge of any material defects in the drainage systems, foundations, roofs, walls, superstructures, plumbing, air conditioning and heating equipment, electrical wiring, boilers, hot water heaters or other portions of the Property, and to Seller’s actual knowledge, the Improvements were constructed substantially in accordance with the plans and specifications for the construction thereof,

(xvi) to Seller’s actual knowledge, the Improvements are free from the presence or suspected presence of any form of mold, including those producing mycotoxins, specifically including, but not limited to, Aspergillus, Penicillium, and Stachybotrys,

(xvii) to Seller’s actual knowledge, there are no underground storage tanks located on or under the Property, there are no conditions on, at or relating to the Property which are in non-compliance with “Environmental Requirements” (as defined below in Section 4.4(b)), and there are no “Hazardous Materials” (as defined below in Section 4.4(b)) on, in or under the Property in quantities that require reporting, investigation or remediation under Environmental Requirements, and

(xviii) Seller has obtained all necessary certificates (including any applicable certificates of occupancy), licenses and other approvals, governmental and otherwise, necessary for the operation of the Property and the conduct of its business and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification; and additionally, the Property is, to Seller’s actual knowledge, legally compliant with all applicable zoning laws, rules and regulations.

(xix) To Seller’s actual knowledge, the Property located in the State of New Jersey is a storage warehouse facility and is classified as a Class 4B Industrial Property on the tax assessment rolls of the applicable town and county in New Jersey where the Property is located. As such, Seller represents and warrants that the Property located in New Jersey is exempt from the New Jersey Buyer’s Transfer Tax (Mansion Tax).

(xx) To Seller’s actual knowledge, Seller’s use of the Property does not render it subject to the Industrial Site Recovery Act, N.J.S.A. 13; 1k-6 et seq., the only user of the Property is Seller and the Standard Industrial Classification Code of Seller is 4225 (General Warehousing and storage).

Seller shall deliver a certificate to Purchaser at Closing updating and recertifying all of the foregoing representations and warranties to Purchaser as of the Closing Date. All of the foregoing representations and warranties expressly shall survive the Closing. Seller’s actual knowledge in making the foregoing representations and warranties does not include any duty of investigation.

(b) For purposes of this Agreement, “Hazardous Materials” shall mean any substance which is or contains (i) any “hazardous substance” as now or hereafter defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) any radioactive material, including any “source material”, “special nuclear material” or “byproduct material”, as now or hereafter defined in 42 U.S.C. §2011 et seq.; and (ix) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass. Further, for purposes of this Agreement, “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

4.5 Conditions Precedent to Closing.

(A) It shall be a condition precedent to Purchaser’s obligations to consummate the transactions contemplated by this Agreement that (a) all representations and warranties made herein by Seller are true and correct in all material respects as of each Closing Date, and all covenants made by Seller herein are fully complied with in all material respects, other than obligations required to be performed by Seller at Closing, which obligations must be fully complied with in all respects at each Closing, (b) as of each Closing Date, there shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings that could adversely affect the operation or value of the Property or Seller’s ability to perform its obligations under this Agreement, and (c) as of each Closing Date, there shall have been no material adverse change in the performance of any of the self storage facilities comprising the Property to be acquired at such Closing, or in any of the items reviewed by Purchaser during the Approval Period, including without limitation the Due Diligence Items, failing which, Purchaser, at its option, and in addition to any other remedy available, shall be entitled to terminate this Agreement and receive a return of the Earnest Money.

(B) It shall be a condition precedent to Seller’s obligations to consummate the transactions contemplated by this Agreement that (a) all representations and warranties made herein by Purchaser are true and correct in all material respects as of each Closing Date, and all covenants made by Purchaser herein are fully complied with in all material respects, other than obligations required to be performed by Purchaser at Closing, which obligations must be fully complied with in all respects at each Closing,, and (b) as of each Closing Date, there shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings that could adversely affect Purchaser’s ability to perform its obligations under this Agreement, failing which, Seller shall be entitled to pursue its remedies under this Agreement.

5.

COVENANTS OF SELLER

5.1 Insurance. From the date of this Agreement through and including the Third Closing Date, Seller agrees to keep the Property insured for its replacement cost under its current policies against fire and other hazards covered by extended coverage endorsement and commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, and to pay all premiums for such insurance prior to the applicable due dates.

5.2 Operation of Property. From the date of this Agreement through and including the Third Closing Date, Seller agrees to operate and maintain the Property in the normal course of business substantially in accordance with Seller’s past practices with respect to the Property, normal wear and tear excepted.

5.3 Third-Party Contracts. From the date of this Agreement through and including the Third Closing Date, Seller agrees to enter into only those third-party contracts which are necessary to carry out its obligations under Section 5.2, which shall be on market terms and cancellable on thirty (30) days written notice or less, without payment of any fee or penalty.

5.4 Leasing of Property. From the date of this Agreement through and including the Third Closing Date, Seller agrees not to (i) enter into any new leases, other than month-to-month leases entered into on market terms, but without any discounts or rental concessions, other than those discounts or rental concessions that are consistent with Seller’s leasing practices over the twelve (12) month period prior to the date of this Agreement, or (ii) amend, terminate or accept the surrender of any existing leases, including the Additional Leases or are competitive with those of other geographically proximate unaffiliated self storage facilities, if any, or directly or indirectly grant any discounts or rental concessions to any present or future tenant of the Property, without the prior written consent of Purchaser which may be granted or withheld in Purchaser’s sole discretion. Seller represents and warrants to Purchaser that (i) no leases have been or shall be entered into with any party that, directly or indirectly, has an ownership interest in Seller, or is otherwise in any manner affiliated with Seller (an “Affiliate”), except for leases with Affiliates which were entered into in an arms length transaction upon terms consistent with Seller’s leasing practices (herein referred to as “Affiliate Leases”), which Affiliate Leases shall be identified by Seller in writing to Purchaser no later than 10 days prior to the expiration of the Approval Period, and (ii) except as provided in the following sentence, all future leases shall be entered into only with third parties that are unknown to Seller, any Affiliates of Seller, and their respective officers, directors, principals, managers, members, partners, shareholders, agents and/or representatives. To the extent Affiliate Leases are below then current market rates, Seller shall, prior to Closing, enter into replacement leases with such Affiliates on Purchaser’s form of lease at current market rates on a month to month basis.

5.5 Listing of Property for Sale. From the date of this Agreement through and including the Third Closing Date, Seller agrees to not list, verbally or in writing, all or any portion of the Property with any broker or otherwise solicit or make or accept any offers to sell all or any portion of the Property or enter into any contracts or agreements, including back-up contracts, regarding the disposition of all or any portion of the Property, or otherwise circumvent or attempt to circumvent any of Seller’s obligations under this Agreement.

5.6 Obligation to Provide Notices. Seller agrees to promptly provide Purchaser with copies of any and all notices which Seller receives from and after the date of this Agreement concerning (i) any proposed or threatened condemnation of all or any portion of the Property, (ii) any alleged violations of all or any portion of the Property with respect to applicable governmental laws or requirements, (iii) any litigation filed or threatened against Seller or all or any portion of the Property, or (iv) any other matter that adversely affects, or potentially could adversely affect, all or any portion of the Property.

5.7 Auction. Not later than forty five (45) days prior to Closing, Seller will conduct an auction for all units seventy-five (75) days or more past due. All auctions shall be conducted in accordance with the laws of the applicable state where each self storage facility comprising the Property is located. Seller will hold Purchaser and Purchaser’s agents and representatives harmless from any legal actions brought by any tenant as a result of any such auction or any other action of Seller with regard to the sale of a tenant’s property during the period Seller owned the Property. Seller’s obligations under the immediately preceding sentence expressly shall survive Closing.

5.8 Property Apartments. In the event the Property contains one or more apartments (collectively, the “Property Apartments”, whether one or more), whether for the use of the property manager or otherwise, Seller shall (i) cause all tenants and other occupants of the Property Apartments to vacate same not later than the applicable Closing or the expiration of applicable statutory notice periods, (ii) deliver possession of the Property Apartments to Purchaser at the applicable Closing, free and clear of the claims of any tenants or other existing tenancies, and not otherwise subject to the rights or claims of any third party, and (iii) indemnify, defend and hold Purchaser harmless from and against any claims, causes of action, loss, cost or expense incurred by Purchaser with respect to the Property Apartments. Seller’s obligations contained in this Section 5.8 expressly shall survive each applicable Closing. Notwithstanding the foregoing, if Seller is unable to cause any tenant of a Property Apartment to vacate such Property Apartment by the applicable Closing (a “Holdover Tenant”), then (a) Seller shall enter into a lease agreement with such Holdover Tenant on Purchaser’s form of lease by such Closing that is terminable on thirty (30) days notice, without a fee, and any such lease(s) shall be assigned by Seller to Purchaser at such Closing, (b) Seller shall escrow at such Closing with the Title Company the sum of Twenty Five Thousand and no/100 Dollars ($25,000.00) to cover any costs or expenses that Purchaser incurs should such Holdover Tenant fail to vacate such Property Apartment as required, and (c) such escrowed funds shall be held by the Title Company pursuant to the terms of an escrow agreement in form reasonably acceptable to Seller, Purchaser and the Title Company, to be agreed upon prior to the expiration of the Approval Period.

5.9 Limited Partner Approval and Dahn Transfers of Title. Seller has informed Purchaser that certain limited partner approvals are required to be obtained by Seller, with respect to each party comprising Seller (the “Limited Partner Approvals”), and that with respect to the Dahn Interest Parcels Dahn must execute and deliver documentation sufficient to transfer title to its minority interest in the Dahn Interests Parcels (the “Dahn Ownership Interest”) to the applicable entity comprising Seller in order for Seller to consummate the transaction contemplated by this Agreement (the “Dahn Approval”) (collectively, the Limited Partner Approvals and the Dahn Approval being referred to herein as the “Required Approvals”). Seller agrees that from and after the date of this Agreement, Seller shall at all times in good faith use its commercially reasonable efforts to pursue obtaining the Required Approvals, and shall at all times keep Purchaser informed concerning the status of obtaining such approvals. Seller shall provide Purchaser with written notice at the time that Seller (i) obtains the Limited Partner

Approvals for each party comprising Seller (the “Investor Approval Notice”), and (ii) acquires the Dahn Ownership Interest (the “Dahn Acquisition Notice”), certifying that Seller has either obtained such Limited Partner Approvals or acquired the Dahn Approval for transfer of the Dahn Ownership Interest, as applicable. In the event that Seller fails to obtain the Dahn Approval within one hundred eighty (180) days following the Third Closing Date, or final Closing Date, then Purchaser shall be entitled to terminate this Agreement as to the Dahn Interest Parcels by written notice to Seller (the “Dahn Termination Notice”) and proceed to Closing with respect to the remainder of the Properties, with an appropriate adjustment to the Purchase Price in accordance with Schedule “C” hereto; provided, however. that for a period of one year following the termination of this Agreement if Seller acquires the Dahn Ownership Interest and then elects to sell one or more of the Dahn Interest Parcels, Seller must first offer, by written notice to Purchaser (the “Dahn Offer Notice”), to sell such property or properties to Purchaser which sale shall be (i) upon the same terms and conditions set forth in this Agreement for a period of six (6) months following the Dahn Termination Notice, and (ii) upon such terms and conditions as Seller hereafter elects to market such properties for the second six (6) month period following the Dahn Termination Notice (herein referred to as the “Dahn Right of First Offer”). Purchaser shall have a period of thirty (30) days after receipt of the Dahn Offer Notice within which to accept Seller’s offer to sell such property or properties by delivering written notice of such acceptance to Seller. If Purchaser does not elect to accept Seller’s offer to purchase such property or properties offered to Purchaser by Seller then the Dahn Right of First Offer shall expire as to the property or properties offered; provided that the property or properties offered are sold at the price or a higher price stated in the Dahn Offer Notice. Upon the purchase of any Dahn Interest Parcels, the Purchaser shall pay Seller the applicable incremental percentage of the Transition Fee. The terms of this Section 5.9 shall survive Closing.

6.

CLOSING

6.1 Closing. Assuming that all conditions to Closing have been satisfied and this Agreement has not otherwise been terminated, the consummation of the transaction contemplated hereby shall be held at the offices of the Title Company, located at the address set forth in Section 9.1 hereof, and shall occur in three (3) separate Closings, as follows:

(a) On the later to occur of (i) September 3, 2014, or (ii) the tenth (10th) business day following the date that Seller provides Purchaser with the Investor Approval Notice and the Dahn Acquisition Notice, if applicable, for the below defined “First Closing Properties” (the “First Closing Date”), Purchaser shall acquire the “First Closing Properties”, as designated by Seller in a written notice delivered to Purchaser (a “Closing Notice”), excluding any property with respect to which this Agreement has been terminated; provided, however, that in the event that Seller fails to obtain all of the Limited Partner Approvals for the Property by November 30, 2014, then Purchaser shall be entitled to terminate this Agreement and receive a return of the Earnest Money or proceed to Closing with respect to the portion of the Property that has received the Limited Partner Approvals, with an appropriate adjustment to the Purchase Price in accordance with Schedule “C” hereto.

(b) On the later to occur of (i) seven (7) days following the First Closing Date, should the First Closing Date occur, or (ii) the tenth (10th) business day following the date that Seller provides Purchaser with a Closing Notice designating the second group of Properties for which the Required Approvals have been obtained (herein, the “Second Closing Date”), Purchaser shall acquire the “Second Closing Properties”, as designated by Seller in Seller’s such Closing Notice, excluding any of the Property that has been permissibly removed from closing in accordance with the provisions of this Agreement, with an appropriate adjustment to the Purchase Price in accordance with Schedule “C” hereto.

(c) On the later to occur of (i) seven (7) days following the Second Closing Date, should the Second Closing Date occur, or (ii) the tenth (10th) business day following the date that Seller provides Purchaser with a Closing Notice designating the third group of Properties for which the Required Approvals have been obtained (herein, the “Third Closing Date”), Purchaser shall acquire the “Third Closing Properties”, as designated by Seller in Seller’s such Notice, excluding any of the Property that has been permissibly removed from closing in accordance with the provisions of this Agreement, with an appropriate adjustment to the Purchase Price in accordance with Schedule “C” hereto.

(d) Notwithstanding the forgoing, in the event the Dahn Approval is not received by the Third Closing Date, then Seller shall have the right to extend the Closing Date for the Dahn Interest Parcels to a separate final Closing following the Third Closing Date, but in no event later than one hundred eighty (180) days following the Third Closing Date or final Closing.

Seller and Purchaser agree that the Closing shall be consummated through an escrow closing with the Title Company acting as escrow agent, and neither party need be present at Closing. Wherever used in this Agreement, (i) the “Closing Date” shall be deemed to mean the First Closing Date, the Second Closing Date or the Third Closing Date, as applicable, and (ii) the “Closing” shall be deemed to mean the consummation of the transaction contemplated by this Agreement occurring on the First Closing Date, the Second Closing Date or the Third Closing Date, as applicable. In no event shall any Closing occur between December 1, 2014 and December 31, 2014 (the “Lockout Period”), and any Closing Date which otherwise would fall within the Lockout Period, shall be moved to January 15, 2015.

6.2 Possession. Possession of the Property shall be delivered to Purchaser at the Closing, subject only to tenants in possession under the Leases.

6.3 Proration. All rents, other amounts payable by the tenants under the Leases and the Additional Leases, if any, and all other income with respect to the Property for the month in which the Closing occurs, to the extent collected by Seller on or before the Closing Date, and real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated to the Closing Date, with Purchaser receiving the benefits and burdens of ownership on the Closing Date. To the extent any such real estate, personal property taxes and other assessments with respect to the Property are unknown or otherwise not accounted for at Closing Seller’s obligation to pay Purchaser Seller’s prorata share of said amounts (as calculated in accordance with the previous sentence) shall survive Closing. Should any rollback or similar taxes be due and payable on or after Closing with respect to the transaction contemplated hereby, such taxes shall be the sole responsibility of Seller, and Seller hereby agrees to indemnify, defend and hold Purchaser harmless therefrom, which obligations of Seller expressly shall survive Closing. Utilities shall be canceled by Seller and reestablished in Purchaser’s name on the Closing Date, if possible; otherwise utilities shall be prorated at Closing. Any amounts unpaid under the Contracts which Purchaser elects to assume at Closing shall be prorated between Seller and Purchaser at Closing.

(a) If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases and the Additional Leases have actually been paid for the month in which the Closing occurs, the apportionment of such rents and other amounts and other income shall be calculated as follows: (i) if the Closing occurs from and after the first and through and including the fifteenth day of any calendar month, then Purchaser shall receive a credit for rentals that have been paid from the date of Closing through the last day of the month in which Closing occurs, and Seller shall receive a credit for all rentals payable but not yet paid for the period between the first of the month in which Closing occurs and the day preceding the Closing Date so long as each such tenant has no rental delinquencies, and (ii) if the Closing occurs from and after the sixteenth and including the final day of any calendar month, then such rents actually received by Seller shall be prorated with Purchaser receiving the portion of all such rentals attributable to the period from and after Closing. In the event the proration of rentals is being made pursuant to Section 6.3(a)(ii) above, then for a period of thirty (30) days following Closing, if any rents which are delinquent as of Closing are actually received by Purchaser, in good funds, all such amounts shall first be applied to post-closing rents and other amounts due to Purchaser for the period from and after Closing, and the balance shall be paid by Purchaser to Seller within thirty (30) days following Purchaser’s receipt thereof, to the extent, and only to the extent of any rental delinquencies owed by any such tenant to Seller for the period prior to Closing. Notwithstanding the foregoing provisions of this Section 6.3(a), (y) in the event that rentals are prorated pursuant to Section 6.3(a)(i) above, all other rentals that are received by Purchaser following Closing shall be retained by Purchaser, and Seller shall have no rights with respect thereto, and (z) in the event that rentals are prorated pursuant to Section 6.3(a)(ii) above, then all rentals that are received by Purchaser more than thirty (30) days following Closing shall be retained by Purchaser. If, subsequent to the Closing, any rents or other income are actually received by Seller, Seller shall immediately remit the same, or Purchaser’s prorata share thereof calculated as aforesaid, to Purchaser. Seller agrees that, after the Closing, it shall not file any eviction action in an effort to collect any outstanding rents that remain owing to Seller after the Closing.

(b) If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year, including all matters appearing on the tax bill for such year, whether ad valorem or non-ad valorem, applied to the latest assessed valuation. The proration shall allow for any available discount. Subsequent to the Closing, when the tax rate and the assessed valuation of the Property are fixed for the year in which the Closing occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment, which obligation expressly shall survive Closing.

(c) Seller shall pay all assessments, contributions, fees and related charges required to be paid upon transfer of the Property pursuant to any declaration or restriction affecting the Property.

The terms and provisions of this Section 6.3 shall expressly survive Closing.

6.4 Closing Costs and Credits. Purchaser shall pay, on the Closing Date, (a) one-half of any escrow fees and other customary charges of the Title Company, (b) one-half of all recording costs relating to the Deeds, (c) all title insurance premiums relating to the Title Policies, (d) all costs relating to the Surveys, and (e) the fees of Purchaser’s counsel. Seller shall pay, on the Closing Date, (u) one-half of any escrow fees and other customary charges of the Title Company, (v) one-half of all recording costs relating to the Deeds, (w) all costs relating to the termination of Seller’s property management agreements, including any early termination fees, (x) all applicable transfer taxes, grantor’s taxes, documentary stamp taxes and similar charges relating to the transfer of the Property, (y) all costs and expenses relating to retirement of any and all indebtedness secured by the Property, including without limitation prepayment penalties, yield maintenance fees, defeasance costs and the costs of recording all mortgage cancellations, and (z) the fees of Seller’s counsel. Purchaser shall receive a credit at Closing for all security and other deposits made by tenants under the Leases and for any prepaid rents and other amounts related to months following the month in which Closing occurs. Additionally, on the Closing Date, Seller shall leave petty cash in the amount of Two Hundred and no/100 Dollars ($200.00) on site at each self storage facility comprising the Property, which amount shall be reimbursed by Purchaser to Seller at Closing as a credit in favor of Seller on the closing statement.

6.5 Seller’s Obligations at the Closing. At the Closing, or at such other time as indicated below, Seller shall take such action as the Title Company reasonably requires to consummate the transactions made the subject of this Agreement and shall deliver to Purchaser (or cause to be delivered to Purchaser) the following (it being understood that each party comprising Seller shall deliver one complete set of each of the following closing documents and deliveries relating to each self storage facility comprising the Property):

(a) Deeds. A (i) Special Warranty Deed, (ii) Limited Warranty Deed, (iii) Grant Deed, or (iv) Bargain and Sale Deed with Covenants Against Grantor’s Acts, as applicable, for each of the self storage facilities comprising the Property (collectively, the “Deeds”) conveying the Land and the Improvements to Purchaser, in the forms attached to this Agreement as Exhibit “B”, subject only to the Permitted Encumbrances. The description of the Land provided with the Surveys shall be the legal description used in the Deeds.

(b) Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required by the Title Company to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.

(c) Foreign Person. An affidavit of Seller certifying that Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended.

(d) Leases. The originals of all of the Leases and the Additional Leases, which may be delivered on site.

(e) Contracts. The originals, or copies if originals are not in Seller’s possession, of all of the Contracts other than Rejected Contracts, and evidence that all Rejected Contracts have been cancelled.

(f) Termination of Management Agreement. Evidence of the termination of any and all management agreements affecting the Property, effective as of the Closing Date, and duly executed by Seller and the property manager.

(g) Affidavit. An affidavit in the form required by the Title Company to remove any standard exceptions, including mechanics’ liens, parties in possession and similar matters, together with a GAP Indemnity.

(h) Reaffirmation Certificate. A reaffirmation certificate in accordance with the provisions of Section 4.4(a).

(i) Title Policies. The Title Policies, issued by the Title Company, in the form required by this Agreement; provided that in the event the Title Policies are not available at Closing, then the Title Company shall provide Purchaser at Closing, at Purchaser’s option, with either (i) a “marked title commitment” with respect to each self storage facility comprising the Property, committing to issue the Title Policies in the form required by this Agreement, or (ii) a proforma owner’s title policy with respect to each self storage facility comprising the Property, in the form required by this Agreement, with the Title Policies to be delivered to Purchaser as promptly after Closing as reasonably possible.

(j) Motor Vehicles. Certificates of title, or such other instruments of assignment as may be necessary to transfer title to the Motor Vehicles, if any, to Purchaser at Closing.

(k) Certificate of Occupancy. With respect to the Property located in the State of New Jersey, a Certificate of Occupancy and/or any other inspection, zoning certificate,

signage change permits or other governmental approvals that are required by any federal, state, county, or local governmental authority or agency before the Property may be transferred by Seller to Purchaser, or used or occupied by Purchaser.

(l) Affidavit of Consideration. With respect to the Property located in the State of New Jersey, an “Affidavit of Consideration For Use by Seller”, in form promulgated by the State of New Jersey.

(m) California Withholding. California Form 593-C with respect to Seller, as to any applicable exemption from California withholding tax. If no exemption is claimed, the Title Company in its capacity as escrow holder shall withhold the required amount of California state tax from Seller’s proceeds of sale and remit to the California Franchise Tax Board.

(n) Seller’s Closing Statement. Seller shall execute and deliver to the Title Company a Seller’s Closing Statement, in conformity with the terms of this Agreement.

6.6 Purchaser’s Obligations at the Closing. At the Closing, Purchaser shall deliver to the Title Company the following:

(a) Purchase Price and Transition Fee. The allocable portion of the Purchase Price (net of Earnest Money to be applied against the Purchase Price on the Third Closing Date, and subject to adjustment in connection with prorations, credits and charges hereunder) and, on the earlier to occur of the Third Closing Date or the Earlier Payment Date, the Transition Fee, payment of all of which shall be made by wire transfer of immediately available funds to the account of the Title Company.

(b) Evidence of Authority. Such organizational and authorizing documents of Purchaser as shall be reasonably required by the Title Company to evidence Purchaser’s authority to consummate the transactions contemplated by this Agreement.

(c) Purchaser’s Closing Statement. Purchaser shall execute and deliver to the Title Company a Purchaser’s Closing Statement, in conformity with the terms of this Agreement.

6.7 Documents to be Executed by Seller and Purchaser. At the Closing, Seller and Purchaser shall also execute and deliver the following (it being understood that each party comprising Seller shall deliver one complete set of each of the following closing documents relating to each self storage facility owned by such party):

(a) Tenant Notices. A uniform notice to all tenants of the Property notifying such tenants that the Property has been transferred to Purchaser and that Purchaser is responsible for security deposits) returnable under the Leases and notifying such tenants of the new address where tenants are to make rental payments after the Closing.

(b) Assignment of Personal Property, Service Contracts, Warranties and Leases. An Assignment of Personal Property, Service Contracts, Warranties and Leases with respect to each of the self storage properties comprising the Property (collectively, the “Assignment”), in the form attached to this Agreement as Exhibit “C”.

7.

RISK OF LOSS

7.1 Condemnation. If, prior to the Closing, action is initiated to take all or any portion of any of the self storage facilities comprising the Property (herein, the “Condemnation Property”), by eminent domain proceedings or by deed in lieu thereof, Purchaser may either at or prior to Closing (a) terminate this Agreement with respect to the Condemnation Property in which event the parties shall proceed to Closing with respect to the remainder of the Property, with the Purchase Price being reduced by the portion of the Purchase Price allocable to the Condemnation Property, as set forth on Schedule “C” attached hereto, and (c) neither party shall have any further right or obligation hereunder with respect to the Condemnation Property, other than the Surviving Obligations relating thereto, or (b) consummate the Closing with respect to all of the Property, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority relating to the Condemnation Property shall be assigned by Seller to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

7.2 Casualty. Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If any of the self storage facilities comprising the Property (herein, the “Casualty Property”) suffers any damage in an amount equal to or in excess of Seventy Five Thousand and no/100 Dollars ($75,000.00) prior to the Closing from fire or other casualty, Purchaser may either at or prior to Closing (a) terminate this Agreement with respect to the Casualty Property, in which event the parties shall proceed to Closing with respect to the remainder of the Property, with the Purchase Price being reduced by the portion of the Purchase Price allocable to the Casualty Property, as set forth on Schedule “C” attached hereto, and (c) neither party shall have any further right or obligation hereunder with respect to the Casualty Property, other than the Surviving Obligations relating thereto, or (b) consummate the Closing with respect to all of the Property, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage, including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, shall be assigned by Seller to Purchaser at the Closing and Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured or underinsured loss. If any of the self storage facilities comprising the Property suffers any damage in an amount less than Seventy Five Thousand and no/100 Dollars ($75,000.00) prior to the Closing, Purchaser agrees that it will consummate the Closing with respect to such self storage facility and accept the assignment of the proceeds of any insurance covering such damage, including any and all rent loss insurance proceeds relating to the period from and after the Closing Date (plus receive a credit against the Purchase Price in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured or underinsured loss) and there shall be no other reduction in the Purchase Price.

8.

DEFAULT

8.1 Breach by Seller. In the event that Seller, or any party comprising Seller, shall fail to consummate this Agreement for any reason, except Purchaser’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Purchaser shall be entitled, as its sole and exclusive remedies, at law or in equity, to either (i) terminate this Agreement, either in its entirety or as to those parties comprising Seller that are then in default and, in the case termination of this agreement in its entirety, receive a refund of the Earnest Money in which event neither Seller nor Purchaser shall have any further right or obligation hereunder as to the property or properties with respect to which this Agreement has been terminated, other than the Surviving Obligations, (ii) pursue the remedy of specific performance of Seller’s obligations under this Agreement, or (iii) receive a refund of the Earnest Money in the case termination of this agreement in its entirety, and pursue an action to recover Purchaser’s damages from Seller, including any and all actual damages incurred directly or indirectly by Purchaser and/or any affiliate of Purchaser in connection with the transaction contemplated by this Agreement; provided, however, that the amount of any such damages shall not exceed the amount of the Earnest Money.

8.2 Breach by Purchaser. IF PURCHASER FAILS TO CONSUMMATE THIS AGREEMENT FOR ANY REASON, EXCEPT SELLER’S DEFAULT OR A TERMINATION OF THIS AGREEMENT BY PURCHASER OR SELLER PURSUANT TO A RIGHT TO DO SO UNDER THE PROVISIONS HEREOF, SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY, MAY TERMINATE THIS AGREEMENT AND THEREUPON SHALL BE ENTITLED TO RECEIVE THE EARNEST MONEY AS LIQUIDATED DAMAGES (AND NOT AS A PENALTY). SELLER AND PURCHASER HAVE MADE THIS PROVISION FOR LIQUIDATED DAMAGES BECAUSE IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO CALCULATE, ON THE DATE HEREOF, THE AMOUNT OF ACTUAL DAMAGES FOR SUCH BREACH, AND SELLER AND PURCHASER AGREE THAT THE EARNEST MONEY REPRESENTS A REASONABLE FORECAST OF SUCH DAMAGES. IN PLACING THEIR INITIALS AT THE PLACES PROVIDED, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS MADE. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369 (OR ANY SIMILAR LAW(S) APPLICABLE TO ANY PORTION OF THE PROPERTY LOCATED IN STATES OTHER THAN CALIFORNIA), BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677 (OR ANY SIMILAR LAW(S) APPLICABLE TO ANY PORTION OF THE PROPERTY LOCATED IN STATES OTHER THAN CALIFORNIA).

Seller:	Purchaser:
Initial here:	Initial here:

8.3 Notice and Cure. In the event of a default by Seller or Purchaser under this Agreement, the non-defaulting party shall provide the defaulting party with notice and ten (10) days to cure such default, prior to pursuing any remedies available with respect to such default; provided, however, that (i) no such notice and cure period shall be provided with respect to a party’s default in failing to timely close, or with respect to any party’s anticipatory breach of this Agreement, and (ii) in no event shall any such notice and cure period result in an extension of the Closing Date.

9.

MISCELLANEOUS

9.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (c) on the first business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, addressed to such party at the address specified below, or (d) on the date delivered by facsimile to the respective numbers specified below, provided confirmation of facsimile is received and further provided any such facsimile notice shall be sent by one of the other permitted methods of providing notice on the next succeeding business day. For purposes of this Section 9.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular party whose address is to be changed):

If to Seller:	DSI Realty Income Fund IV, Ltd., et al
c/o DSI Properties, Inc.
6700 E. Pacific Coast Hwy
Long Beach, California 90803
Attn: Richard P. Conway
Tel: (562) 493-8881
Fax: (562) 493-9352

with copies to:	Corporate Law Solutions, PC
907 Sandcastle Drive
Corona del Mar, CA 92625
Attn: Gregory W. Preston, Esq.
Tel: (949) 760-0107
Fax: (949) 760-0107

Bancap Self Storage Group, Inc.
1100 S. Coast Highway, Suite 208
Laguna Beach, CA 92651
Attn: Dean Keller
Tel: (949) 715-2233
Fax: (949) 203-6105

If to Purchaser:	Strategic Storage Opportunities, LLC
111 Corporate Drive, Suite 120
Ladera Ranch, CA 92694
Attn: H. Michael Schwartz
Tel: (949) 429-6600
Fax: (949) 429-6606

with copies to:	Strategic Storage Opportunities, LLC
8235 Douglas Ave. #815
Dallas, TX 75225
Attn: Wayne Johnson
Tel: (214) 217-9797
Fax: (214) 217-9798;

and

Mastrogiovanni Mersky & Flynn, P.C.
2001 Bryan Street, Suite 1250
Dallas, Texas 75201
Attn: Charles Mersky, Esq.
Tel: (214) 922-8800
Fax: (214) 922-8801

If to Title Company:	First American Title Insurance Company
777 South Figueroa Street, 4th Floor
Los Angeles, California 90017
Attn: Brian Serikaku
Tel: (213) 271-1700
Fax: (877) 398-1603

9.2 Real Estate Fees. Pursuant to a separate written agreement, Seller has agreed to pay Bancap Self Storage Group, Inc. (“Bancap”), a real estate commission and/or advisor fee upon consummation of the transaction contemplated by this Agreement. Except for Seller’s agreement with Bancap, Seller and Purchaser hereby represent and warrant to each other that neither such party has authorized any broker or finder to act on such party’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party. Purchaser agrees to indemnify, defend and hold Seller harmless from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Seller agrees to indemnify, defend and hold Purchaser harmless from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby, including Bancap. Notwithstanding anything to the contrary contained herein, this Section 9.2 shall survive the Closing or any earlier termination of this Agreement.

9.3 Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

9.4 Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

9.5 Headings and References. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement. References to any “Section,” “Schedule” or “Exhibit” are with regard to those such items set forth in this Agreement.

9.6 Time of Essence. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or any of the States in which the Property is located, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

9.7 Governing Law and Venue.

(a) This Agreement shall be governed by the laws of the State of California, and the transfer of title to the Property shall be governed by the applicable laws of the States of California, Colorado, Illinois, Maryland, Michigan, New Jersey, and Washington, as concerns the Property located in each such state, and by the laws of the United States pertaining to real property transactions in such States.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction of the state and federal courts in Orange County, California, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 9.7(b) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

9.8 Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall be entitled to assign this Agreement, without Seller’s consent, to (i) an affiliate of Purchaser, (ii) an entity in which Strategic Storage Operating Partnership II, L.P., a Delaware limited partnership, Strategic Storage Trust II, Inc., a Maryland corporation, SS Growth Operating Partnership, L.P, a Delaware limited partnership and/or Strategic Storage Growth Trust, Inc, a Maryland corporation, has a direct or indirect ownership interest, (iii) a real estate investment trust of which Purchaser or an affiliate of Purchaser is the external advisor, or (iv) a Delaware statutory trust of which Purchaser or an affiliate of Purchaser is the signatory trustee (any such party being herein called a “Permitted Assignee”); provided, however, that, until the consummation of the Closing, no such assignment shall release or relieve Purchaser of any liability hereunder. Additionally, Purchaser further shall have the right to assign its rights under this Agreement to acquire any or all of the self storage facilities comprising the Property to separate Permitted Assignees.

9.9 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

9.10 Attorneys’ Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, its reasonable attorneys’ fees incurred in such suit.

9.11 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature. Facsimile and/or electronic signature pages shall be effective for purposes of this Section 9.11.

9.12 Exhibits. The following schedules, exhibits and other documents are attached to this Agreement and incorporated herein by this reference and made a part hereof for all purposes:

(a)	Schedule A, List of Due Diligence Documents

(b)	Schedule B, Cellular Tower Leases and Billboard Leases

(c)	Schedule C, Allocation of Purchase Price

(d)	Schedule D, List of Seller Entities

(e)	Schedule E, List of Telephone and Telecopy Numbers

(f)	Exhibit A, Parcel Addresses and Improvements

(g)	Exhibits A-1 through A-32, Legal Descriptions of Parcels One through Parcel Thirty Two

(h)	Exhibit B, Forms of the Deeds

(i)	Exhibit C, Form of the Assignment

(j)	Exhibit D, List of Personal Property

(k)	Exhibit E, List of Contracts

(l)	Exhibit F, Rent Rolls

(m)	Exhibit G, Digital Assets

(n)	Exhibit H, Form of Removal Amendment

(o)	Exhibit I, Letter of Representation

Should Schedules “B” and “E”, and Exhibits “D” and “E” not be available or complete at the time this Agreement is executed, then Seller shall, within ten (10) days following the date of this Agreement, provide Purchaser with complete copies of such Schedule and Exhibits, and the parties will at such time enter into an Amendment to this Agreement for the purpose of incorporating all such missing Schedule and Exhibits into this Agreement.

9.13 No Recordation. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded in the public records of any county.

9.14. Tax-Deferred Exchange. Each party will, upon request by the other party, cooperate as reasonably required to assist the other party in facilitating a tax-deferred exchange. Notwithstanding the foregoing, neither party will be required to undertake or incur any liabilities or obligations or expend any sums of money in connection with a proposed tax-free exchange for the benefit of the other party.

9.15 Confidentiality. Seller and Purchaser hereby covenant and agree that, at all times after the date of this Agreement and continuing after the Closing, unless consented to in writing by the other party (which consent may be granted or withheld in the sole discretion of the party whose consent is being requested), no press release or other public disclosure concerning this transaction shall be made by or on behalf of Seller or Purchaser, and each party agrees to use best efforts to prevent disclosure of this transaction by any third party. Notwithstanding the foregoing, (i) each party shall be entitled to make disclosures concerning this Agreement and materials provided hereunder to its lenders, attorneys, accountants, employees, agents and other service professionals as may be reasonably necessary in furtherance of the transactions contemplated hereby, (ii) Purchaser shall be entitled to make disclosures concerning this transaction and materials provided hereunder to its potential debt and equity sources, and (iii) each party shall be entitled to make such disclosures concerning this Agreement and materials provided hereunder as may be necessary to comply with any court order or directive of any applicable governmental authority, or as may be required by the Securities and Exchange Commission, or any federal or state law. The provisions of this Section 9.15 shall survive Closing or any termination of this Agreement.

9.16 As-Is. Notwithstanding anything to the contrary contained in this Agreement, but subject to Seller’s representations and warranties set forth in this Agreement and in the documents to be executed by Seller at Closing, Purchaser shall acquire the Property from Seller at Closing in its then “as-is, where is” condition, without any other representations or warranties from Seller, express or implied, including any warranty of merchantability, habitability or fitness for a particular purpose.

9.17 Non-Competition. Seller shall deliver a non-compete agreement (the “Non-Compete Agreement”) to Purchaser at Closing in form and content satisfactory to Purchaser. The Non-Compete Agreement shall provide that neither Seller nor any of its General Partners or their Affiliates may directly or indirectly develop, own, lease, manage or operate a self storage facility for a period of three (3) years subsequent to the Closing within a two and one half (2-1/2) mile radius of any of the self storage facilities comprising the Property. The Non-Compete Agreement shall exclude any self storage facilities presently being owned or operated by Seller within the above two and one half (2-1/2) mile radius, which shall be specifically identified in the Non-Compete Agreement.

9.18 Cooperation with Purchaser’s Auditors and SEC Filing Requirements.

A. From the date of this Agreement through and including seventy five (75) days after the last Closing Date, Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser access to, the books and records with respect to the ownership, management, maintenance and operation of the Property and shall furnish Purchaser with such additional information concerning the same as Purchaser shall reasonably request and which is in the possession or control of Seller, or any of its affiliates, agents, or accountants, to enable Purchaser (or Strategic Storage Trust II, Inc., a Maryland corporation and/or Strategic Storage Growth Trust, Inc, a Maryland corporation or their respective affiliates), to file its or their Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”). At Purchaser’s sole cost and expense, Seller shall allow Purchaser’s auditor (CohnReznick LLP or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property for the calendar year prior to Closing (or to the date of Closing) and the two (2) prior years, and shall cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser’s auditor a letter of representation substantially in the form attached hereto as Exhibit “I”, and, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, or its agents and accountants, at no cost to Seller, and in the format that Seller (or its affiliates, agents or accountants) have maintained such information, and (iii) Seller and Purchaser acknowledge and agree that the letter of representation to be delivered by Seller to Purchaser substantially in the form attached hereto as Exhibit “I” is not intended to expand, extend, supplement or increase the representations and warranties made by Seller to Purchaser pursuant to the terms and provisions of this Agreement or to expose Seller to any risk of liability to third parties. The provisions of this Section 9.18 shall survive Closing.

B. Although the Representation Letter is premised upon Seller utilizing generally accepted accounting principles (“GAAP”), Seller has informed Purchaser that Seller’s books and records are not kept in accordance with GAAP, but rather use the modified cash and accrual basis method of accounting. Inasmuch as the Representation Letter requires that Seller’s books and records be kept in accordance with GAAP, Purchaser has agreed, at its expense, to have its auditors convert Seller’s books and records to GAAP, prior to Seller executing the Representation Letter, and Seller agrees to so execute the Representation Letter following the conversion of its books and records to GAAP by Purchaser’s auditors.

9.19 Force Majeure. Notwithstanding anything herein to the contrary, Purchaser shall not be liable in damages to Seller and Seller shall not have a right to terminate this Agreement for delay or default in performing hereunder by Purchaser if such delay or default is caused by conditions beyond Purchaser’s reasonable control, including, but not limited to, acts of God, government restriction, wars, insurrections and/or any other cause beyond the reasonable control of Purchaser (including mechanical, electronic, or communication failure).

9.20 California Broker Disclosures Regarding The Nature of a Real Estate Agency Relationship.

The “Broker” for the Properties in California is Bancap Self Storage Group, Inc., who with respect to this transaction represents the Seller only.

The Parties and Broker agree that their relationship(s) shall be governed by the principles set forth in California Civil Code, Section 2375, as summarized below:

A. When entering into a discussion with a real estate agent regarding a real estate transaction, a Purchaser or Seller should from the outset understand what type of agency relationship or representation it has with the agent or agents in the transaction. Purchaser and Seller acknowledge being advised by the Broker in this transaction as follows:

(a) Seller’s Agent. A Seller’s agent under a listing agreement with the Seller acts as the agent for the Seller only. A Seller’s agent or subagent has the following affirmative obligations: (1) To the Seller: A fiduciary duty of utmost care, integrity, honesty, and loyalty in dealings with the Seller. (2) To the Purchaser and the Seller: a. Diligent exercise of reasonable skill and care in performance of the agent’s duties. b. A duty of honest and fair dealing and good faith. c. A duty to disclose all facts known to the agent materially affecting the value or desirability of the property that are not known to, or within the diligent attention and observation of, the Parties. An agent is not obligated to reveal to either Party any confidential information obtained from the other Party which does not involve the affirmative duties set forth above.

(b) Purchaser’s Agent. A selling agent can, with a Purchaser’s consent, agree to act as agent for the Purchaser only. In these situations, the agent is not the Seller’s agent, even if by agreement the agent may receive compensation for services rendered, either in full or in part from the Seller. An agent acting only for a Purchaser has the following affirmative obligations: (1) To the Purchaser: A fiduciary duty of utmost care, integrity, honesty and loyalty in dealings with the Purchaser. (2) To the Purchaser and the Seller: a. Diligent exercise of reasonable skill and care in performance of the agent’s duties. b. A duty of honest and fair dealing and good faith. c. A duty to disclose all facts known to the agent materially affecting the value or desirability of the property that are not known to, or within the diligent attention and observation of, the Parties. An agent is not obligated to reveal to either Party any confidential information obtained from the other Party which does not involve the affirmative duties set forth above.

(c) Agent Representing Both Seller and Purchaser. A real estate agent, either acting directly or through one or more associate licenses, can legally be the agent of both the Seller and the Purchaser in a transaction, but only with the knowledge and consent of both the Seller and the Purchaser. (1) In a dual agency situation, the agent has the following affirmative obligations to both the Seller and the Purchaser: a. A fiduciary duty of utmost care integrity honesty and loyalty in the dealings with either Seller or the Purchaser. b. Other duties to the Seller and the Purchaser as stated above in their respective sections (a) or (b). (2) In representing both Seller and Purchaser, the agent may not without the express permission of the respective Party, disclose to the other Party that the Seller will accept a price less than the listing price or that the Purchaser will pay a price greater than the price offered. (3) The above duties of the agent in a real estate transaction do not relieve a Seller or Purchaser from the responsibility to protect their own interests. Purchaser and Seller should carefully read all agreements to assure that they adequately express their understanding of the transaction. A real estate agent is a person qualified to advise about real estate. If legal or tax advice is desired, consult a competent professional.

(d) Further Disclosures. Throughout a transaction Purchaser and Seller may receive more than one disclosure, depending upon the number of agents assisting in the transaction. Purchaser and Seller should each read its contents each time it is presented, considering the relationship between them and the real estate agent in the transaction and that disclosure.

B. PURCHASER AND SELLER HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN AND ARE NOW ADVISED BY THE BROKER TO CONSULT AND RETAIN THEIR OWN EXPERTS TO ADVISE AND REPRESENT THEM CONCERNING THE LEGAL AND INCOME TAX EFFECTS OF ALL DOCUMENTS RELATED TO THE CONTEMPLATED TRANSACTION, AS WELL AS THE CONDITION AND/OR LEGALITY OF THE PROPERTY, THE IMPROVEMENTS AND EQUIPMENT THEREIN, THE SOIL THEREOF, THE CONDITION OF TITLE THERETO, THE SURVEY THEREOF, THE ENVIRONMENTAL ASPECTS THEREOF, THE INTENDED AND/OR PERMITTED USAGE THEREOF, THE EXISTENCE AND NATURE OF TENANCIES THEREIN, THE OUTSTANDING OTHER AGREEMENTS, IF ANY, WITH RESPECT THERETO, AND THE EXISTING OR CONTEMPLATED FINANCING THEREOF, AND THAT THE BROKER IS NOT TO BE RESPONSIBLE FOR PURSUING THE INVESTIGATION OF ANY SUCH MATTERS UNLESS EXPRESSLY OTHERWISE AGREED TO IN WRITING BY BROKER AND PURCHASER OR SELLER.

9.21 New Jersey Bulk Sales Matters. Within ten (10) days following written request by Purchaser, Seller shall provide Purchaser with all information and documentation necessary for Purchaser to complete the New Jersey Division of Tax Form C-9600, Notification of Sale, Transfer or Assignment in Bulk and any other documents required by the State of New Jersey related thereto. Thereafter, Purchaser will promptly file the C-9600. Issuance by the State of New Jersey of a letter setting or waiving the escrow requirement shall be a condition to Purchaser’s obligation to close on the Property located in the State of New Jersey. Should the State of New Jersey require an escrow, Seller agrees to fund an escrow in the amount required from the proceeds of sale, said escrow to be held by the Title Company, pursuant to an escrow agreement in form reasonably acceptable to the parties. Seller agrees to indemnify and hold Purchaser harmless from any of the Seller’s tax liability, which obligation shall survive Closing.

9.22 Michigan Specific Provisions.

A. Escrow Fund; Holdback Agreement. At the Closing, a reserve fund shall be deposited by Seller with the Title Company (“Escrow Agent”) in an amount equal to the Seller’s known or estimated Michigan tax liability as disclosed by the Michigan Department of Treasury, and Seller’s known Michigan unemployment insurance liability as disclosed by a certificate from the Michigan

Unemployment Insurance Agency (“MUIA”). Such amount shall be withheld at Closing from that part of the Purchase Price allocable to the self storage facilities located in Michigan. Escrow Agent shall hold such amount until Seller delivers to Purchaser and Escrow Agent (a) a certificate of conditional tax clearance from the Revenue Commissioner of the State of Michigan showing that Seller has filed all Michigan tax returns and reports required to be filed before the Closing Date and that Seller has paid all Michigan taxes due; and (b) written confirmation from the MUIA to the effect that all contributions, penalties and accrued interest due from Seller to the MUIA as of the Closing Date have been paid in full. Upon execution of this Agreement, Seller shall execute a Limited Power of Attorney Form 3840, authorizing Purchaser to submit to the Michigan Department of Treasury a Tax Status Letter Request for purposes of determining Seller’s known or estimated Michigan tax liability as provided for herein and Seller shall provide such information as is necessary for Purchaser to complete the Tax Status Letter Request.

B. MUIA Disclosure. Seller shall comply with the disclosure requirements concerning its Michigan unemployment experience rate and contributions by completing and delivering to Purchaser a Form MUIA 1027 Business Transferor’s Notice to Transferee of Unemployment Tax Liability and Rate. Further, Seller shall, at its expense at or prior to Closing, deliver to Purchaser a Clearance of Account Form 1395 from the Michigan Unemployment Insurance Agency showing that all reports have been submitted and taxes paid in full as of the end of the calendar quarter immediately prior to Closing.

C. Tax Clearance. Seller shall, at its expense at or prior to Closing, deliver to Purchaser a Notice of Tax Status from the Michigan Department of Treasury indicating that all tax returns due have been filed and all taxes disclosed have been paid. Seller agrees to furnish to Purchaser a Conditional Tax Clearance Certificate from the Michigan Department of Treasury as soon as commercially reasonable following Closing.

9.23 Independent Consideration. Contemporaneously with the execution hereof, Purchaser shall deliver to Seller the sum of One Hundred and no/100 Dollars ($100.00), representing independent consideration for the Approval Period and Purchaser’s right to terminate this Contract during the Approval Period pursuant to the provisions hereof.

[Remainder of page intentionally left blank and signature pages to follow]

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the 7th day of July, 2014 .

SELLER:

DSI Realty Income Fund IV, Ltd., a California limited partnership

By:	DSI Properties, Inc., a California corporation, its general partner

	By:	/s/ Richard Conway

Name:	Richard Conway

Title:	Executive Vice President

DSI Realty Income Fund V, Ltd., a California limited partnership

By:	DSI Properties, Inc., a California corporation, its general partner

	By:	/s/ Richard Conway

Name:	Richard Conway

	Title:	Executive Vice President

DSI Realty Income Fund VI, Ltd., a California limited partnership

By:	DSI Properties, Inc., a California corporation, its general partner

	By:	/s/ Richard Conway

Name:	Richard Conway

	Title:	Executive Vice President

DSI Realty Income Fund VII, Ltd., a California limited partnership

By:	DSI Properties, Inc., a California corporation, its general partner

	By:	/s/ Richard Conway

Name:	Richard Conway

Title:	Executive Vice President

DSI Realty Income Fund VIII, Ltd., a California limited partnership

By:	DSI Properties, Inc., a California corporation, its general partner

	By:	/s/ Richard Conway

Name:	Richard Conway

	Title:	Executive Vice President

DSI Realty Income Fund IX, Ltd., a California limited partnership

By:	DSI Properties, Inc., a California corporation, its general partner

	By:	/s/ Richard Conway

Name:	Richard Conway

	Title:	Executive Vice President

DSI Realty Income Fund X, Ltd., a California limited partnership

By:	DSI Properties, Inc., a California corporation, its general partner

	By:	/s/ Richard Conway

Name:	Richard Conway

	Title:	Executive Vice President

DSI Realty Income Fund XI, Ltd., a California limited partnership

By:	DSI Properties, Inc., a California corporation, its general partner

	By:	/s/ Richard Conway

Name:	Richard Conway

Title:	Executive Vice President

PURCHASER:

Strategic Storage Opportunities, LLC, a Delaware limited liability company

By:	/s/ H. Michael Schwartz

Name:	H. Michael Schwartz

Title:	President

The undersigned Title Company hereby acknowledges receipt of (i) a fully executed copy of this Agreement on the 9th day of July, 2014, and (ii) the Initial Deposit. The Title Company further agrees to strictly comply with the provisions of this Agreement concerning disposition of the Earnest Money. Seller and Purchaser hereby designate the Title Company as the “Real Estate Reporting Person” with respect to the transaction contemplated by this Agreement, for purposes of compliance with Section 6045(e) of the Tax Reform Act of 1986, as amended, and the Title Company, by its execution below, hereby accepts such designation.

TITLE COMPANY:

First American Title Insurance Company

By:	/s/ Brian M. Serikaku

Name:	Brian M. Serikaku

Title:	Escrow Officer